Exhibit 10.1

FIRST OFFER AGREEMENT

between

DEVON ENERGY CORPORATION

and

ENLINK MIDSTREAM, LLC

FIRST OFFER AGREEMENT

THIS FIRST OFFER AGREEMENT (the “Agreement”) is being entered into on March 7, 2014, by and between Devon Energy Corporation, a Delaware corporation (“Devon”), and EnLink Midstream, LLC, a Delaware limited liability company (“EnLink Midstream”).

R E C I T A L S:

The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, with respect to EnLink Midstream’s right of first offer with respect to the Assets (as defined herein).

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I
Definitions

1.1                               Definitions.

As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” is defined in the EnLink Midstream Agreement.

“Agreement” is defined in the introduction to this Agreement.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Authority having jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

 “Assets” means Devon’s 50% interest in Access Pipeline Inc.

“Claim” means any claim, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.

“Claimant” is defined in Section 3.2.

“Devon” is defined in the introduction to this Agreement.

“Devon Entities” means Devon and its Affiliates, other than the EnLink Midstream Entities.

“Devon Subsidiary” means a wholly-owned subsidiary of Devon.

“Disposition Notice” is defined in Section 2.2(a).

“EnLink Midstream” is defined in the introduction to this Agreement.

“EnLink Midstream Agreement” means the First Amended and Restated Operating Agreement of EnLink Midstream, LLC, dated as of the date hereof.

“EnLink Midstream Entities” means EnLink Midstream and its controlled Affiliates.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

 “Non-Managing Member” is defined in the EnLink Midstream Agreement.

“Party” means each of the entities listed on the signature page to this Agreement, collectively the “Parties.”

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization association, government agency or political subdivision thereof or other entity.

“Proceeding” means any civil, criminal or administrative actions, suits, investigations or other proceedings.

 “Proposed Transaction” is defined in Section 2.2(a).

“ROFO Response” is defined in Section 2.2(b).

“Sale Assets” is defined in Section 2.2(b).

 “Transfer” including the correlative terms “Transferring” or “Transferred” means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary, involuntary or by operation of law) of the Assets.

ARTICLE II
Right of First Offer

2.1                               Right of First Offer.

(a)                                 Devon hereby grants to EnLink Midstream a right of first offer on any proposed Transfer (other than (i) a grant of a security interest to a bona fide third-party lender or

(ii) a Transfer to a Devon Subsidiary, in which case the provisions of this Article II shall continue to apply) of the Assets.

(b)                                 The Parties acknowledge that all potential Transfers of Sale Assets pursuant to this Article II are subject to obtaining any and all required written consents of Governmental Authorities and other third parties and to the terms of all existing agreements in respect of the Sale Assets and are subject to the rights, if any, of third parties under the Initial Project Agreement for the Construction, Ownership and Operation of Access Pipeline between Devon ARL Corporation and MEG ENERGY CORP. and Access Pipeline Inc. dated March 31, 2006.

2.2                               Procedures.

(a)                                 If Devon (or any Devon Subsidiary) proposes to Transfer all or any portion of the Assets (a “Proposed Transaction”), then Devon shall promptly give written notice (a “Disposition Notice”) thereof to EnLink Midstream.

(b)                                 The Disposition Notice shall identify the Assets proposed to be Transferred (the “Sale Assets”) and include any material terms, conditions and details as would be necessary for EnLink Midstream to make a responsive offer to enter into the Proposed Transaction with Devon, which terms, conditions and details shall at a minimum include any terms, condition or details that Devon would provide to any potential Transferee other than a Devon Subsidiary in connection with the Proposed Transaction.  EnLink Midstream shall have 60 days following receipt of the Disposition Notice to propose an offer to enter into the Proposed Transaction with Devon (the “ROFO Response”).  The ROFO Response shall set forth the terms and conditions (including, without limitation, the purchase price EnLink Midstream proposes to pay for the Sale Assets and the other terms of the purchase including, if requested by Devon, the terms on which EnLink Midstream will provide services to the Devon Entity to enable the Devon Entity to utilize the applicable Asset) pursuant to which EnLink Midstream would be willing to enter into a binding agreement for the Proposed Transaction. If no ROFO Response is delivered by EnLink Midstream within such 60-day period, then EnLink Midstream shall be deemed to have waived its right of first offer with respect to such Sale Asset, subject to Section 2.2(f).

(c)                                  Unless the ROFO Response is rejected pursuant to written notice delivered by Devon to EnLink Midstream within 30 days of the delivery of the ROFO Response, such ROFO Response shall be deemed to have been accepted by Devon and Devon shall enter into an agreement with EnLink Midstream providing for the consummation of the Proposed Transaction upon the terms set forth in the ROFO Response and, if applicable, EnLink Midstream will enter into an agreement with the Devon Entity setting forth the terms on which EnLink Midstream will provide services to the Devon Entity to enable the Devon Entity to utilize the Asset. Unless otherwise agreed between Devon and EnLink Midstream:

(i)                                     the terms of the purchase and sale agreement will contain standard representations, warranties and covenants in respect of the sale of assets in the midstream industry;

(ii)                                  EnLink Midstream will have the right, exercisable at EnLink Midstream’s risk and expense, to make such surveys, tests and inspections of the assets of Access Pipeline Inc. as EnLink Midstream may deem desirable, so long as such surveys, tests or inspections do not damage such assets or interfere with the activities of Devon or other owners or operators of such assets and so long as EnLink Midstream has furnished Devon with evidence that adequate liability insurance is in full force and effect, and the results of any searches, surveys, tests or inspections may give rise to rights mutually agreed between the Parties (e.g. termination rights or purchase price adjustments;

(iii)                               the closing date for the purchase of the Sale Assets shall, unless otherwise agreed to by EnLink Midstream and Devon, occur no later than 90 days following (1) receipt by EnLink Midstream of written notice by Devon of its intention to accept the ROFO Response or (2) the deemed acceptance by Devon of the ROFO Response pursuant to Section 2.2(c); and

(iv)                              neither Devon nor EnLink Midstream shall have any obligation to sell or buy the Sale Assets if any of the material consents referred to in Section 2.1(b) have not been obtained or such sale or purchase is prohibited by Applicable Law.

(d)                                 EnLink Midstream and Devon shall cooperate in good faith in obtaining all necessary governmental and other third Person approvals, waivers and consents required for the closing with respect to the Sale Assets.  Any such closing shall be delayed, to the extent required, until the third Business Day following receipt of required governmental approvals or expiration of waiting periods (such as under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or Investment Canada Act); provided, however, that such delay shall not exceed 120 days and, if governmental approvals and waiting periods shall not have been obtained or expired, as the case may be, by such 120th day, then EnLink Midstream shall be deemed to have waived its right of first offer with respect to the Sale Assets described in the Disposition Notice and thereafter neither EnLink Midstream nor Devon shall have any further obligation under this Article II with respect to such Sale Assets unless such Sale Assets again become subject to this Article II pursuant to Section 2.2(f).

(e)                                  If EnLink Midstream has not timely delivered a ROFO Response as specified above with respect to a Proposed Transaction that is subject to a Disposition Notice, Devon shall be free to enter into a Proposed Transaction with any third party on terms and conditions no more favorable to such third party than those set forth in the Disposition Notice. If a ROFO Response with respect to such Proposed Transaction is rejected by Devon, Devon shall be free to enter into a Proposed Transaction with any third party at a price and on terms and conditions which, when taken as a whole, are superior, in the good faith determination of Devon, to those proposed by EnLink Midstream in the ROFO Response, taken as a whole.

(f)                                   If a Proposed Transaction with a third party is not consummated as provided in Section 2.2(e) within the later of (A) six months of, as applicable, EnLink Midstream’s failure to timely deliver a ROFO Response with respect to such Proposed Transaction that is subject to a Disposition Notice (and the deemed waiver resulting therefrom) or the rejection by Devon of a ROFO Response with respect to such Proposed Transaction and (B) 10 days after the satisfaction of all governmental approval or filing requirements, then, in each case, Devon may not Transfer any Assets described in such Disposition Notice without complying again with the provisions of this Article II if and to the extent then applicable.

ARTICLE III
Miscellaneous

3.1                               Governing Law.  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN DELAWARE, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES TO THE EXTENT THAT SUCH PRINCIPLES WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

3.2                               Consent to Jurisdiction.  Each of the Parties irrevocably agrees that any legal action, suit or proceeding with respect to the interpretation and enforcement of this Agreement and the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, including negotiations thereof, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the state of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware, including any applicable appellate court).  Each of the Parties irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the Parties irrevocably waives, and agrees not to assert, as a defense in any legal action, suit or Proceeding for the interpretation or enforcement of this Agreement or of any document referred to in this Agreement, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts.  The Parties consent to and grant to the extent permitted by Applicable Law, any said court jurisdiction over the subject matter of any dispute contemplated by this Section 9.2 and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 10.3 or in such other manner as may be permitted by Applicable Law shall be valid and sufficient service thereof.

3.3                               Notice.  Any notice or other communication required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person; (b) upon confirmation of receipt when transmitted by facsimile transmission or electronic mail (but only if followed by transmittal by national overnight courier or by hand for delivery on the next Business Day); or (c) on the next Business Day if transmitted by national overnight courier, in each case addressed as follows:

If to Devon to:

Devon Energy Corporation

333 West Sheridan Avenue

Oklahoma City, Oklahoma 73102

Telephone: (405) 228-2800

Facsimile:  (405) 552-1400

Attention:  General Counsel

And a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77007

Telephone: (713) 758-3708

Facsimile: (713) 615-5861

Attention: David P. Oelman and Jeffery B. Floyd

If to EnLink Midstream to:

EnLink Midstream, LLC

2501 Cedar Springs Rd.

Dallas, Texas 75201

Telephone: (214) 953-9500

Facsimile: (214) 953-9501

Attention:  General Counsel

And a copy to (which shall not constitute notice):

Baker Botts L.L.P.

2001 Ross Avenue, Suite 700

Dallas, Texas 75201

Telephone: (214) 953-6500

Facsimile: (214) 661-4634

Attention: Douglass M. Rayburn

or to such other address as any party shall specify by written notice so given.  Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such change shall be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.

3.4                               Entire Agreement.  This Agreement, together with the other agreements and instruments referred to herein, constitutes the entire agreement of the Parties and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

3.5                               Amendment or Modification.  No amendment or modification of this Agreement shall be valid unless it is in writing and signed by the parties hereto.  No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced.  No failure or delay in exercising any right hereunder, and no course of conduct, shall operate as a waiver of any provision of this Agreement.  No single or partial exercise of a right hereunder shall preclude further or complete exercise of that right or any other right hereunder.

3.6                               Assignment.  No Party shall have the right to assign any of its rights or obligations under this Agreement without the consent of the other Parties hereto; provided that (a) Devon may assign its rights hereunder to another Devon Subsidiary in connection with a Transfer of all or a portion of the Assets to such Devon Subsidiary in accordance with Section 2.1(a) and (b) EnLink Midstream may assign its rights under Article II for any Proposed Transaction to Crosstex Energy, L.P. (to be renamed EnLink Midstream Partners, LP on the date hereof), which shall be a third party beneficiary of this Agreement, if EnLink Midstream determines to not make a ROFO Response in relation to such Proposed Transaction.

3.7                               Facsimiles; Counterparts.  Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., .pdf) shall be deemed binding for all purposes hereof, without delivery of an original signature page being thereafter required.  This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

3.8                               Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner to the end that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

3.9                               Further Assurances.  Subject to the terms and conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated hereby.  Without limiting the generality of the foregoing, each Party, on behalf of itself and its Affiliates, agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.  The Parties will coordinate and cooperate with each other in exchanging such information and assistance as any of the Parties may reasonably request in connection with the foregoing.

3.10                        Rights of Non-Managing Members.  The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Non-Managing Member of EnLink Midstream shall have the right, separate and apart from EnLink Midstream, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

3.11                        Headings.  Headings of the Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.  All references in this Agreement to Sections are to Sections of this Agreement unless otherwise stated.

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IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date first written above.

ENLINK MIDSTREAM, LLC

By:	EnLink Midstream Manager, LLC, its sole member

By:	Devon Gas Services, L.P., its sole member

By:	Devon Gas Operating, Inc., its general partner

By:	/s/ Darryl G. Smette
Name:	Darryl G. Smette
Title:	Executive Vice President

DEVON ENERGY CORPORATION

By:	/s/ Darryl G. Smette
Name:	Darryl G. Smette
Title:	Executive Vice President, Marketing,
Midstream and Supply Chain

SIGNATURE PAGE TO

FIRST OFFER AGREEMENT